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Green Mountain Coffee Roasters Announces Appointment of Lawrence J. Blanford
as President and CEO

- Robert J. Stiller to Continue as Chairman of the Board -

WATERBURY, VT (May 3, 2007) -- Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) announced today the appointment of Lawrence J. (Larry) Blanford as President and Chief Executive Officer, effective immediately. Robert P. (Bob) Stiller, who founded the Company and was previously Chairman, President and Chief Executive Officer, will remain as Chairman of the Board.

Blanford joins Green Mountain Coffee with more than 10 years of experience as a senior executive leading companies that delivered high growth. Most recently, he held the position of Chief Executive Officer at Royal Group Technologies Ltd. (RYG.SV-TVX; RYG-NYSE), an approximately $2 billion (Canadian) North American building products and home improvements company. Prior to the Royal Group, he was President and Chief Executive Officer of Philips Consumer Electronics North America, where he was responsible for sales of approximately $2 billion. During Mr. Blanford's tenure with both Royal Group and Philips North America, he instilled a strong strategic and operational planning discipline, which helped drive profitable sales growth. Previous to Philips, he held positions that included President of Maytag Appliances, President of Maytag International and Vice President of Marketing and National Account Sales for the Building Insulation Division of Johns Manville as well as various management positions earlier in his career at Procter & Gamble. He has a strong track record of introducing innovative products under strong brands, including Flat TV™ from Philips and Maytag Neptune™ horizontal frontload washing machine. Mr. Blanford holds a degree in Chemical Engineering from the University of Cincinnati and an MBA from Xavier University in Cincinnati.

As Chairman and Founder, Stiller has a deep and ongoing interest in the trusteeship of the Company and will work in partnership with Blanford to ensure its continued success, while also focusing on Board excellence and governance issues. In addition, he will dedicate more of his time to the Green Mountain Coffee Roasters Foundation and related Corporate Social Responsibility initiatives. Speaking of Blanford's appointment, Stiller said, "I am excited that Larry will be joining the team at Green Mountain Coffee as President and CEO. Larry's success lies in his strong values, strategic thinking, tactical execution and excellent track record of growth. Through his roles in a variety of industries, he has focused on strengthening premium brands through product quality and differentiation. His management style is based on developing high performance work teams, and making sure that everyone is connected, informed and aligned with the vision and values of the organization. His leadership and experience will be invaluable in guiding our growth from the $225 million dollar company we were last year into a much larger company in the foreseeable future. In addition, separating the roles of Chairman and CEO will have the important benefit of strengthening Green Mountain Coffee's corporate governance practices."

Blanford said, "Bob Stiller and Green Mountain Coffee have set the gold standard for being a public company that is financially successful and an outstanding corporate citizen. It will be a privilege to lead this Company to the next level of growth in the coming years, while continuing to work with Bob to support the Company's unique culture and expand upon its commitment to environmental and social initiatives."

Nasdaq Notice

Pursuant to the terms of the employment agreement with Mr. Blanford, Green Mountain Coffee awarded an inducement grant to Mr. Blanford of a non-qualified stock option to purchase 70,000 shares of Green Mountain Coffee common stock. This option award was granted without stockholder approval pursuant to NASD Marketplace Rule 4350(i)(1)(A)(iv). The stock options will vest at a rate of 20% on each of the first five anniversaries of the date of grant and will have an exercise price equal to the closing price of Green Mountain Coffee common stock on May 4, 2007. The other terms of these options are consistent with options granted under Green Mountain Coffee's 2006 Incentive Plan.

About Green Mountain Coffee

Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) is recognized as a leader in the specialty coffee industry for its award-winning coffees and successful business practices. The Company sells over 100 high quality selections, including Fair Trade Certified™ and organic coffees under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. While the majority of the Company's revenue is derived from its wholesale, direct mail, and e-commerce operations (www.GreenMountainCoffee.com), it also owns Keurig, Inc., a pioneer and leading manufacturer of gourmet single-cup brewing systems. Green Mountain Coffee has been ranked No. 1 on the list of "100 Best Corporate Citizens" for the past two years, and has been recognized repeatedly by Forbes, Fortune Small Business, and the Society of Human Resource Management as an innovative, high-growth, socially responsible company.

Forward-looking Statements

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the unknown impact of management changes, fluc-tuations in availability and cost of high-quality green coffee, the unknown impact of any price increases on net sales, competition, business conditions in the coffee industry and food industry in general, Keurig Inc.'s ability to continue to grow and build profits in the office and at home markets, the impact of the loss of one or more major customers for Green Mountain Coffee or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in con-tinuing to attract new customers, the Company's success in efficiently expanding operations and capacity to meet growth, variances from sales mix and growth rate, weather and special or un-usual events, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission. Forward-looking statements reflect management's an-alysis as of the date of this press release. The Company does not undertake to revise these state-ments to reflect subsequent developments, other than in its regular, quarterly earnings releases.

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